FORM 10-Q

Exhibit 4.3(i)

           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                  c/o Prudential Capital Group
                 One Gateway Center - 11th Floor
                  Newark, New Jersey 07102-5311



                                   As of July 31, 1997


Cone Mills Corporation
3101 North Elm Street
Greensboro, North Carolina 27408

Attn: Mr. David Bray, Treasurer

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of August 13, 1992, as heretofore amended (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized terms used and not otherwise defined in this letter have the same meanings given those terms in the Note Agreement. Prudential and the Company hereby agree that the Note Agreement shall be amended as follows:

     1. Clause (2) of paragraph 6C(2) is hereby amended and restated to read in its entirety as follows:

     "'(2) Priority Debt (other than the Cornwallis Debt) to exceed at any time an amount equal to 17% of Total
     Capitalization at such time;"

     2. The definition of "Total Capitalization" contained in paragraph 10B is hereby amended and restated to read in its entirety as follows:

     "'Total Capitalization" shall mean, on any determination date, the sum of (i) Debt and (ii) consolidated stockholder's equity of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles, plus Minority Interests attributable to the Company's Subsidiary Parras Cone de
     Mexico S.A. de C.V."

     3. Paragraph 10B of the Note Agreement is hereby amended by adding the following definitions in alphabetical order:

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FORM 10-Q

Exhibit 4.3(i)  (continued)

     "'Minority Interests" shall mean any shares of capital stock of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company or a Wholly Owned Subsidiary."

     "'Wholly Owned Subsidiary" shall mean any corporation, all of the stock of every class of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned
     Subsidiaries."

     4. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.

     If you agree to these changes, please sign each copy of this letter enclosed and return one of them to Prudential, at which time this letter shall become a binding agreement as of the date first above written.

                              Very truly yours,

                              THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA

                              By: /s/ Kevin J. Kraska
                                      Vice President

Agreed to and accepted
as of July 31, 1997

CONE MILLS CORPORATION

By: /s/ David E. Bray
        Treasurer













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